Exhibit 99.1

Investor and Media Contact:

A. Pierre Dubois

Corporate Investor Relations and

Communications Manager

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Provides First Quarter Operations Update

Houston, Texas – April 12, 2011 — BPZ Resources, Inc. (NYSE:BPZ) today provided an update to its operations in northwest Perú.

Production

For the first quarter ended March 31, 2011, total production was approximately 381,000 barrels of oil (4,233 barrels of oil per day, “bopd”) from the offshore Corvina and Albacora fields in Block Z-1.  This compares to total production of 414,000 barrels of oil (4,500 bopd) in the fourth quarter of 2010.  The lower production in first quarter was due to shutting in well A-14XD in the Albacora field on January 24, 2011.

Albacora and Corvina Permits

Authorization for interference testing along with associated gas flaring covering a four month period beginning June 1, 2011, has been received from the Ministry of Energy and Mining of Perú for Albacora.  The permits are for the Company’s A-14XD, A-9G, and A-13E oil wells, with the latter two having been drilled by a previous operator, which are all currently shut-in at the Albacora platform.  As a result, workovers will first be conducted on the A-9G and A-13E wells, with an estimated start in May 2011.  Each well is expected to be opened at various intervals, both on an individual basis and simultaneously, during the four-month period to test reservoir connectivity of the sands that were producing at the A-14XD well.  Upon completion of the interference testing, the Company plans to open previously untested zones in each of the three wells. However, in order to produce from those new zones, we must request authorization to flare associated gas until the injection equipment is installed at the Albacora platform which is currently scheduled for year-end 2011.

At Corvina, the permanent production facilities including the compressor are operating at expected efficiency levels. The Company has received approval to maintain the wells open while the compressor undergoes scheduled maintenance during the current calendar year.  As a result of obtaining the authorization for interference testing at

Albacora, the snubbing unit will not be moved to the Corvina platform as originally planned as it will first be used to complete the Albacora workovers.

The additional production from the interference testing at Albacora is expected to offset the anticipated lower than forecasted production from Corvina due to the delay in performing workovers on certain Corvina wells.  As such, the Company maintains the previously provided total production guidance of approximately 4,000 bopd for the year 2011.

Seismic Surveys

Block XXIII

The 3-D seismic survey covering approximately 370 square kilometers in the northern section of onshore Block XXIII was completed in January 2011.  The 3-D seismic survey was conducted to better delineate the Mancora gas play and the potential oil prospectivity in the Heath formation.  To further delineate the oil potential of Block XXIII, in October 2010 we completed a 2-D seismic covering 312 kilometers in the southern section where we are following the trend of the adjacent Talara basin oil fields.  Processing is expected to be completed by mid-year 2011.

Block XXII

In March 2011, a 258 kilometer, 2-D seismic survey was completed that covered several oil leads following the trend of nearby oil fields in adjacent blocks.  Processing is also expected to be completed by mid-year 2011.

Block Z-1

The Company is continuing the process aimed at securing the permit to acquire the offshore 3-D seismic survey in Block Z-1.  The public audiences were completed in January, 2011 and the governmental agencies are finalizing their review.  We remain optimistic about obtaining the required seismic permit by the end of the second quarter.

Block XIX - Pampa la Gallina

We have been granted a 45-day deferral on drilling the Pampa la Gallina (PLG) onshore well due to contractor delays in completing the rig refurbishment.  This defers the commitment deadline to drill and log the PLG well to mid July 2011.  The Company may also request an extension of up to six months beyond the July deadline.

Standby Costs and Other Income

As previously disclosed, the Petrex-09 rig formerly utilized at the Corvina field is being refurbished and upgraded at no cost to the Company in order to enhance its capability in preparation for drilling an exploration well in the onshore PLG prospect in Block XIX.  Reduced standby rates for the rig are being charged to the Company during the refurbishment and will continue until the rig is utilized.

Also as previously disclosed, the Petrex-18 rig, formerly utilized at the Albacora field, is under lease to another operator through November 15, 2011.  The Company plans to resume drilling at Albacora after the 3-D seismic survey on offshore Block Z-1 is completed and the data is processed and interpreted.

Accordingly, standby costs for calendar year 2011 are expected to range between $10 million and $12 million.  However, the Company intends to continue to pursue opportunities to further reduce these standby costs such as subleasing the Petrex-09 rig to another operator while not being utilized by the Company.

In addition, we have reached an agreement to charter to that same operator our BPZ-02 barge that supports the Petrex 18 drilling rig, as well as the Don Fernando construction barge, and are working on the possibility of chartering the Company’s floating production, storage and offloading (FPSO) barge, the Namoku, as well.  Rental income from these vessels is expected to offset related costs.

President and CEO, Manolo Zúñiga commented, “We are very pleased that the seismic work on Blocks XXII and XXIII was completed as planned.  This work will allow us to better map the oil and gas leads in these blocks.”  Mr. Zúñiga continued, “The progress we are making on all our growth initiatives has been made possible by our close working relationship with the Peruvian authorities.  We are appreciative of the spirit of cooperation that has been established and we look forward to continuing to partner together.  Indeed, strong partnerships contribute greatly to the goals we have set for our Company.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  For more information, please visit the BPZ Energy web site at www.BPZenergy.com.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281)556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov or at the BPZ website at www.BPZenergy.com.